EXHIBIT 99(r)(1)

                                                                August 22, 2005

                                 CODE OF ETHICS

                             Evergreen Equity Trust
                          Evergreen Fixed Income Trust
                          Evergreen International Trust
                          Evergreen Money Market Trust
                            Evergreen Municipal Trust
                          Evergreen Select Equity Trust
                       Evergreen Select Fixed Income Trust
                       Evergreen Select Money Market Trust
                        Evergreen Variable Annuity Trust
                         Evergreen Income Advantage Fund
                          Evergreen Managed Income Fund
                    Evergreen Utilities and High Income Fund
                  Evergreen International Balanced Income Fund

1.    Definitions

      (A)   "Access Person" -- any trustee or officer of the Evergreen Trusts.

      (B)   The "Act" -- the Investment Company Act of 1940.

      (C) "Beneficial Ownership" -- A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of the investment, regardless of the actual owner of record. Securities of which a person may have Beneficial Ownership include, but are not limited to:

                  (1) Securities owned by a spouse, by or for minor children or by relatives of the person or his/her spouse who live in his/her home, including Securities in trusts of which such persons are beneficiaries;

                  (2) A proportionate interest in Securities held by a partnership of which the person is a general partner;

                  (3) Securities for which a person has a right to dividends that is separated or separable from the underlying securities; and

                  (4) Securities that a person has a right to acquire through the exercise or conversion of another Security.

      (D) "Compliance Officer" - James Angelos, Compliance Department, Evergreen Investment Management Company, 200 Berkeley Street, Boston, MA 02116 - (617) 210-3690.

      (E) "Disinterested Trustee" -- a trustee of any Evergreen Trust who is not an "interested person" of the Evergreen Trust within Section 2(a)(19) of the Act.

      (F)   "Fund" -- any portfolio established by any of the Evergreen Trusts.


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      (G)   "Purchase or sale of a security" -- includes the writing of an option to purchase or sell a security.

      (H) "Security" -- the same meaning as it has in Section 2(a)(36) of the Act, but excluding securities issued by the United States Government, bankers acceptances, bank certificates of deposit and commercial paper.

2.    Prohibited Securities Transactions

      (A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

            (1)   Employ any device, scheme or artifice to defraud the Fund;

            (2) Make to the Trust in connection with any Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            (3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund; or

            (4)   Engage in any manipulative practice with respect to any Fund.

      (B)   Inside Information

            It is a violation of Federal Securities Laws to enter into transactions when in possession of material non-public information (i.e. inside information). Inside Information is information regarding a Security or its issuer that has not yet been effectively communicated to the public through an SEC filing or widely distributed news release, and which a reasonable investor would consider important in making an investment decision or which is reasonably likely to impact the trading price of the Security. Inside Information includes, but is not limited to, information about (i) dividend changes, (ii) earnings estimates and changes to previously released estimates, (iii) other changes in financial status, (iv) proposed mergers or acquisitions, (v) purchases or sales of material amounts of assets, (vi) significant new business, products or discoveries or losses of business, (vii) litigation or investigations, (viii) liquidity difficulties or (ix) management changes.

            From time to time, Trustees may learn about transactions in which a Fund may engage and other information that may be considered Inside Information.

      (C) No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or thereby acquires any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by any Fund or has been recommended or is being purchased or sold by any Fund.

      (D) Access Persons shall strictly adhere to the policies relating to trading, purchase, redemption or exchange of shares issued by any Evergreen Fund according to both the letter and spirit of those Funds' policies as set forth in the prospectus and/or SAI of the Fund involved. Access Persons shall also strictly adhere to all federal laws and regulations regarding such transactions as well as pertinent state fiduciary laws. No Access Person shall request or accept any special dispensation or relief from redemption


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            fees or other trading restrictions not available to shareholders in general. Access Persons shall at all times conduct transactions in the Funds with complete openness so that their identity as the transacting party is apparent. No Access Person shall attempt to execute late-trading through an omnibus account.

      (E)   Section 2(C) shall not apply to the following:

            (1) Transactions for any account over which the Access Person has no direct or indirect influence or control.

            (2)   Involuntary transactions by the Access Person or any Fund.

            (3)   Purchases under an automatic dividend reinvestment plan.

            (4) Purchases effected by the exercise of rights, issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights.

            (5) Transactions approved in advance in writing by the Executive Committee which the Committee finds to be:

                  (a) Only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or

                  (b) Clearly not related economically to the securities to be purchased, sold or held by a Fund.

3.    Reports

      (A) Subject to subsection (B) below, each Access Person shall make the reports required by section 270.17j-1(d) of the rules and regulations issued under the Act.

      (B) A Disinterested Trustee of any Fund need only report a transaction in a Security if he or she knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as trustee, should have known that during the 15 day period immediately preceding or after the date of the transaction, such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment adviser.

4.    Enforcement

      (A) Each violation of or issue arising under this Code shall be reported to the Board of Trustees at or before the next regular meeting of the Boards.

      (B) The Board of Trustees may impose such sanctions or penalties upon a violator of this Code as it deems appropriate circumstances.

      (C) The Compliance Officer shall review reports filed under the Code to determine whether any violation may have occurred.

5.    Recordkeeping


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      The Compliance Officer shall maintain the appropriate records and reports of the Code, any violations and/or sanctions for at least 5 years.


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